SHARE EXCHANGE AGREEMENT

by and among

China Clean Energy Resources, Ltd.
a British Virgin Islands company

and

the Shareholders of
China Clean Energy Resources, Ltd.,

on the one hand;

and

China Clean Energy Inc.
a Delaware corporation,

and

the Directors and Officers of China Clean Energy Inc.,

on the other hand

October 20, 2006

Section 4.12 Books and Records. The books and records of CCE delivered to the CCER Shareholders prior to the Closing fully and fairly reflect the transactions to which CCE is a party or by which it or its properties are bound.

Section 4.13 Questionable Payments. Neither CCE nor any employee, agent or representative of CCE has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using CCE funds or made any payments from CCE's funds to governmental officials for improper purposes or made any illegal payments from CCE's funds to obtain or retain business.

Section 4.14 Intellectual Property. CCE does not own or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. CCE and the CCE Representatives have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of CCE infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

Section 4.15 Insurance. CCE does not have any insurance policies in effect.

Section 4.16 Contracts. CCE does not have any material contracts, leases, arrangements or commitments (whether oral or written). CCE is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

Section 4.17 Litigation. CCE is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against CCE. CCE is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of CCE, and CCE knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting CCE or to which CCE is a party.

Section 4.18 Employees. CCE has no employees. CCE does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. CCE does not have a written or oral employment agreement with any officer or director of CCE. CCE is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by CCE to any stockholder, officer, director or employee of CCE, nor are there any loans or debts payable or owing by any of such persons to CCE or any guarantees by CCE of any loan or obligation of any nature to which any such person is a party.

Section 4.19 Employee Benefit Plans. CCE does not have any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by CCE.

Section 4.20 Legal Compliance. To the best knowledge of CCE, after due investigation, no claim has been filed against CCE alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. CCE holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

Section 4.21 Subsidiaries and Investments. CCE does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization (any such organization is referred to as a "Subsidiary").

Section 4.22 Broker's Fees. Neither CCE, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

Section 4.23 Internal Accounting Controls. CCE maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. CCE has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for CCE and designed such disclosure controls and procedures to ensure that material information relating to CCE is made known to the certifying officers by others within those entities, particularly during the period in which the CCE's Form 10-KSB or 10-QSB, as the case may be, is being prepared. CCE's certifying officers have evaluated the effectiveness of CCE's controls and procedures as of end of the filing period prior to the filing date of the Form 10-KSB for the fiscal year ended June 30, 2006 (such date, the "Evaluation Date"). CCE presented in its most recently filed Form 10-KSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in CCE's internal controls (as such term is defined in Item 307(b) of Regulation S-B under the Exchange Act) or, to CCE's knowledge, in other factors that could significantly affect CCE's internal controls.

Section 4.24 Listing and Maintenance Requirements. CCE is currently quoted on the OTC Bulletin Board and CCE has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board (the "OTCBB") or the NASD or any trading market on which CCE's common stock is or has been listed or quoted to the effect that CCE is not in

compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market. CCE is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

Section 4.25 Application of Takeover Protections. CCE and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under CCE's certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to CCER or the CCER Shareholders as a result of the Acquisition or the exercise of any rights by CCER or the CCER Shareholders pursuant to this Agreement.

Section 4.26 No SEC or NASD Inquiries. Neither CCE nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

Section 4.27 Disclosure. The representations and warranties and statements of fact made by CCE in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE V.
INDEMNIFICATION

Section 5.01 CCE Representatives Indemnification. For a period of two years after the Closing, the CCE Representatives (each an "Indemnifying Party") jointly and severally agree to indemnify CCER, the CCER Shareholders and each of the officers, agents and directors of CCER and the CCER Shareholders against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an "Indemnified Party") to which it or they may become subject arising out of or based on either (a) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by CCE and/or the CCE Representatives herein in this Agreement; or (b) any and all liabilities arising out of or in connection with: (i) any of the assets of CCE prior to the Closing; or (ii) the operations of CCE prior to the Closing.

Section 5.02 CCE Indemnification. After the Closing, CCE, CCER and the CCER Shareholders (each an "Indemnifying Party") jointly and severally agree to indemnify the CCE Representatives against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an "Indemnified Party") to which it or they may become subject arising out of or based on any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by CCER and the CCER Shareholders herein in this Agreement.

Section 5.03 Indemnification Procedures. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such

Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party's indemnification pursuant to this Article 5.

ARTICLE VI.
COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING

Section 6.01 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of CCER and CCE as each party may request. In order that each party may have the full opportunity to do so, CCER and CCE, the CCER Shareholders and the CCE Representatives shall furnish each party and its representatives during such period with all such information concerning the affairs of CCER or CCE as each party or its representatives may reasonably request and cause CCER or CCE and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party's premises, with copies thereof to be provided to each party and/or its representatives upon request.

Section 6.02 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (a) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (b) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

Section 6.03 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (a) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (b) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of CCER and the

CCER Shareholders on the one hand and CCE and the CCE Representatives on the other hand. Without the prior written consent of CCER, the CCER Shareholders, CCE or the CCE Representatives, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

Section 6.04 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

Section 6.05 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties herein.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of CCER and the CCER Shareholders. The obligations of CCER and the CCER Shareholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, CCE and/or the CCE Representatives shall have delivered or caused to be delivered to CCER and the CCER Shareholders the following:

(i) resolutions duly adopted by the Board of Directors of CCE authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(ii) a certificate of good standing for CCE from its jurisdiction of incorporation, dated not earlier than five days prior to the Closing Date;

(iii) written resignations of all officers and directors of CCE in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with CCE listed opposite their names below:

Name	Position
Tai-ming Ou	Director
Qin Yang	Director
Ri-wen Xue	Director

(iv) stock certificates representing the CCE Shares to be delivered pursuant to this Agreement registered with the names set forth in Schedule I;

(v) this Agreement duly executed by CCE and the CCE Representatives;

(vi) all corporate records, agreements, seals and any other information reasonably requested by CCER's representatives with respect to CCE;

(vii) such other documents as CCER and/or the CCER Shareholders may reasonably request in connection with the transactions contemplated hereby; and

(viii) a release without prejudice with respect to any and all claims against CCE whether actual or contingent that is satisfactory to CCER's legal counsel, at their sole discretion.

(b) Representations and Warranties to be True. The representations and warranties of CCE and the CCE Representatives herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. CCE and the CCE Representatives shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Assets and Liabilities. CCE shall not have any material assets or liabilities, contingent or otherwise, or any tax obligations or any material changes to its business or financial condition.

(d) SEC Filings. CCE will be current in all SEC filings required by it to be filed.

(e) Private Placement. CCER shall have received subscriptions for at least $1,050,000 in connection with its "October Private Placement" and such private placement shall have closed.

Section 7.02 Conditions to Obligations of CCE and the CCE Representatives. The obligations of CCE and the CCE Representatives under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, CCER and/or the CCER Shareholders shall have delivered to CCE the following:

(i) this Agreement duly executed by CCER and the CCER Shareholders;

(ii) stock certificates representing the CCER Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers; and

(iii) such other documents as CCE may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of CCER and the CCER Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. CCER and the CCER Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE VIII.
GENERAL PROVISIONS

Section 8.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

Section 8.02 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

Section 8.03 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

Section 8.04 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

Section 8.05 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

Section 8.06 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Section 8.07 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement

and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

Section 8.08 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

Section 8.09 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

Section 8.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

Section 8.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Signature Pages Follow]

SCHEDULE I

Name	CCER Shares (Column I)	CCE Shares (Column II)
Taiming Ou	15,500	4,958,450
Qin Yang	11,000	3,518,900
Naiming Yu	7,500	2,399,250
Dian Yang	4,000	1,279,600
Yun He	3,500	1,119,650
Daiyi Chen	3,500	1,119,650
Riwen Xue	3,000	959,700
Guomei Zhang	2,000	639,800

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

China Clean Energy Resources, Ltd.

By: Taiming ou

Name: Tai-ming Ou
Title: Chairman and Chief Executive Officer
Address: c/o Fujian Zhong de Technology Stock Co., Ltd.
Fulong Industry District
Longtian Town Fuqing City
Fujian, China 350315

[SIGNATURE PAGES OF CCER SHAREHOLDERS, CCE AND CCE REPRESENTATIVES FOLLOW]

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of October 20, 2006 (this "Agreement"), is made and entered into by and among the shareholders of China Clean Energy Resources, Ltd., a British Virgin Islands company ("CCER"), listed on Schedule I attached (each, a "CCER Shareholder," collectively, the "CCER Shareholders"), on the one hand; and China Clean Energy Inc., a publicly traded Delaware corporation (OTCBB: HXPL.OB) ("CCE"), Chet Kurzawski, an individual, Doug Reid, an individual (all hereinafter referred to collectively as the "CCE Representatives") on the other hand. CCER is a party to this agreement solely to make representations and warranties as set forth herein.

RECITALS

WHEREAS, the Board of Directors of CCE has adopted resolutions approving CCE's acquisition of shares of CCER (the "Acquisition") upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, each CCER Shareholder owns the number of common shares of CCER set forth opposite such CCER Shareholder's name in Column I on Schedule I attached hereto (collectively, the "CCER Shares");

WHEREAS, the CCER Shareholders own, collectively, an amount of common shares of CCER constituting 100% of the issued and outstanding capital stock of CCER, and the CCER Shareholders desire to sell their respective portion of the CCER Shares pursuant to the terms and conditions of this Agreement;

WHEREAS, the CCE Representatives, together, constitute all of CCE's officers and directors;

WHEREAS, the CCE Representatives will enter into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.
THE ACQUISITION

Section 1.01 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the CCER Shareholders will sell, convey, assign, transfer and deliver to CCE one or more stock certificates representing the CCER Shares, and as consideration for the acquisition of the CCER Shares, CCE will issue to each CCER Shareholder, in exchange for such CCER Shareholder's pro rata portion of the CCER Shares, one or more stock certificates representing the number of shares of CCE common stock, $.001 par value per

[SIGNATURE PAGE OF CCER SHAREHOLDERS]

CCER Shareholders

Taiming Ou
No. 17 Long Shou Xin Cun
Long Tian Town, Fuqing City
Fujiang, China 350315

Qin Yang
226 Cooper Street
Epping Victoria 3076
Australia

Naiming Yu
No.58 Fu Lu Garden
Fu Lu Road, Long Tian Town, Fuqing City
Fujian, China 350315

杨典

Dian Yang
No.67 Long Wang Road
Long Tian Town, Fuqing City
Fujian, China 350315

Yun He
No.3A504
Yuan Hong Xin Cun, Rong Cheng, Fuqing City
Fujian, China 350300

Daiyi Chen
No.205 Dong Sheng
Jiu Diang Cun, Jiang Jin Town, Fuqing
Fujian, China 35016

[SIGNATURE PAGE OF CCER SHAREHOLDERS CONTINUED]

____

Riwen Xue
No.56, Area 2
Fu Rong Garden, Rong Cheng, Fuqing City
Fujian, China 350300

____

Guomei Zhang
Suite 102, Bldg.4
Jin Xiu Garden, Rong Cheng, Fuqing City
Fujian, China 350300

[SIGNATURE PAGE OF CCE AND CCE REPRESENTATIVES]

China Clean Energy Inc.

By:__________________________________

Name: Chet Kurzawski
Title: President, Chief Executive Officer,
Chief Financial Officer; Treasurer; Director
Address: 1600 Golf Road
Suite 1200
Rolling Meadows, Illinois 60008

CCE Representatives

____

Chet Kurzawski
1600 Golf Road
Suite 1200
Rolling Meadows, Illinois 60008

____

Doug Reid
1600 Golf Road
Suite 1200
Rolling Meadows, Illinois 60008

share, set forth opposite such CCER Shareholder's name in Column II on Schedule I attached hereto (collectively, the "CCE Shares"). The CCE Shares issued shall represent 79.846% of the outstanding shares of CCE common stock.

Section 1.02 Closing. The closing of the Acquisition (the "Closing") shall take place on or before October 20, 2006, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the "Closing Date."

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF CCER

CCER hereby represents and warrants to CCE as follows:

Section 2.01 Organization. CCER has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

Section 2.02 Capitalization. The authorized capital stock of CCER consists of 50,000 common shares, $1.00 par value per share, of which 50,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of CCER are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of CCER's capital stock.

Section 2.03 Certain Corporate Matters. CCER is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on CCER's financial condition, results of operations or business. CCER has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

Section 2.04 Authority Relative to this Agreement. CCER has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by CCER and the consummation by CCER of the transactions contemplated hereby have been duly authorized by the Board of Directors of CCER and no other actions on the part of CCER are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CCER and constitutes a valid and binding agreement of CCER, enforceable against CCER in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Section 2.05 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by CCER of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by CCER nor the consummation by CCER of the transactions contemplated hereby, nor compliance by CCER with any of the provisions

hereof, will (a) conflict with or result in any breach of any provisions of the organizational documents of CCER, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which CCER or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CCER or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to CCER or any Subsidiary taken as a whole.

Section 2.06 Books and Records. The books and records of CCER delivered to the CCE Representatives prior to the Closing fully and fairly reflect the transactions to which CCER is a party or by which they or their properties are bound and there shall be no material difference between the unaudited financials of CCER given to CCE and the actual reviewed US GAAP results of CCER for the six month period ended June 30, 2006.

Section 2.07 Intellectual Property. CCER has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of CCER infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

Section 2.08 Litigation. CCER is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against CCER. CCER is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of CCER, and CCER knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting CCER or to which CCER is a party.

Section 2.09 Legal Compliance. To the best knowledge of CCER, after due investigation, no claim has been filed against CCER alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. CCER holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

Section 2.10 Contracts. CCER has delivered to CCE copies of each and every:

(a) contract or series of related contracts with Fujian Zhong De Technology Stock Co., Ltd., a Chinese company; and

(b) material agreement of CCER not made in the ordinary course of business.

All of the foregoing are referred to as the "Contracts." The copies of each of the Contracts delivered are accurate and complete. Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the

respective parties thereto. There is no material default with respect to any such contract that will give rise to liability in respect thereof on the part of CCER or the other parties thereto. No notice of default or similar notice has been given or received by CCER under any of such contracts.

Section 2.11 Disclosure. The representations and warranties and statements of fact made by CCER in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE CCER SHAREHOLDERS

The CCER Shareholders hereby represent and warrant to CCE as follows:

Section 3.01 Ownership of the CCER Shares. Each CCER Shareholder owns, beneficially and of record, good and marketable title to the CCER Shares set forth opposite such CCER Shareholder's name in Column I on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or stockholders' agreements. Each CCER Shareholder represents that such person has no right or claims whatsoever to any shares of CCER capital stock, other than shares listed across from such CCER Shareholder on Schedule I and does not have any options, warrants or any other instruments entitling such CCER Shareholder to exercise to purchase or convert into shares of CCER capital stock. At the Closing, the CCER Shareholders will convey to CCE good and marketable title to the CCER Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

Section 3.02 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each CCER Shareholder and constitutes a valid and binding agreement of each CCER Shareholder, enforceable against each CCER Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Section 3.03 Restricted Securities. Each CCER Shareholder acknowledges that the CCE Shares will not be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, that the CCE Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations, the CCE Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each CCER Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.04 Investment Intent. Each CCER Shareholder is acquiring the CCE Shares for investment for such CCER Shareholder's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

Section 3.05 Legend. Each CCER Shareholder acknowledges that the certificate(s) representing such CCER Shareholder's pro rata portion of the CCE Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

> THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF CCE AND THE CCE REPRESENTATIVES

CCE and the CCE Representatives hereby represent and warrant, jointly and severally, to CCER and the CCER Shareholders as follows:

Section 4.01 Organization. CCE is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

Section 4.02 Capitalization. CCE's authorized capital stock consists of 100,000,000 shares of common stock, of which 11,274,496 shares are issued and outstanding. When issued, the CCE Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which CCE is a party or which are binding upon CCE providing for the issuance by CCE or transfer by CCE of additional shares of CCE's capital stock, and CCE has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of CCE. There are no voting trusts or any other agreements or understandings with respect to the voting of CCE's capital stock. There are no obligations of CCE to repurchase, redeem or otherwise require any shares of its capital stock as of the Closing.

Section 4.03 Certain Corporate Matters. CCE is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of CCE's properties or nature of CCE's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. CCE has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. CCE has delivered to CCER true, accurate and complete copies of its certificate of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the

stockholders and Board of Directors of CCE are complete and correct in all material respects. The stock records of CCE and the stockholder lists of CCE that CCE has previously furnished to CCER are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of CCE's capital stock and any other outstanding securities issued by CCE. CCE is not in default under or in violation of any provision of its certificate of incorporation or bylaws in any material respect. CCE is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

Section 4.04 Authority Relative to this Agreement. Each of CCE and the CCE Representatives has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder. The execution, delivery and performance of this Agreement by CCE and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CCE and no other actions on the part of CCE are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CCE and the CCE Representatives and constitutes a valid and binding obligation of CCE and each CCE Representative, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Section 4.05 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by CCE of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by CCE nor the consummation by CCE of the transactions contemplated hereby, nor compliance by CCE with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of CCE, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which CCE is a party or by which they any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CCE, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to CCE taken as a whole.

Section 4.06 SEC Documents. CCE hereby makes reference to the following documents filed with the United States Securities and Exchange Commission (the "SEC"), as posted on the SEC's website, www.sec.gov: (collectively, the "SEC Documents"): (a) Registration Statement on Form SB-2 as filed on July 26, 2005, and all amendments thereto; (b) Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006 and any amendments thereto; and (c) Quarterly Reports on Form 10-QSB for the periods ended December 31, 2005, March 31, 2006, and any amendments thereto. The SEC Documents constitute all of the documents and reports that CCE was required to file with the SEC pursuant to the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations promulgated thereunder

by the SEC since the effectiveness of CCE's Form SB-2. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CCE included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of CCE as of the dates thereof and its consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on CCE, its business, financial condition or results of operations). Except as and to the extent set forth on the balance sheet of CCE as of June 30, 2006, including the notes thereto, CCE has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

Section 4.07 Financial Statements.

(a) Included in the SEC Documents are the audited balance sheet of CCE as at June 30, 2006, and the related statement of operations, stockholders' equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Gately & Associates, L.L.C., independent auditors (collectively, "CCE's Financial Statements").

(b) CCE's Financial Statements are (i) in accordance with the books and records of CCE, (ii) correct and complete, (iii) fairly present the financial position and results of operations of CCE as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP.

Section 4.08 Events Subsequent to Financial Statements. Since June 30, 2006, there has not been:

(a) any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of CCE;

(b) any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of CCE;

(c) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of CCE or any redemption, purchase or other acquisition of any such shares;

(d) any subjection to any lien on any of the assets, tangible or intangible, of CCE;

(e) any incurrence of indebtedness or liability or assumption of obligations by CCE;

(f) any waiver or release by CCE of any right of any material value;

(g) any compensation or benefits paid to officers or directors of CCE;

(h) any loan to or other transaction with any officer, director or stockholder of CCE giving rise to any claim or right of CCE against any such person or of such person against CCE; or

(i) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of CCE.

Section 4.09 Liabilities. Except as otherwise disclosed in CCE's Financial Statements, CCE does not have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. In addition, CCE and the CCE Representatives represent that upon Closing, CCE will not have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

Section 4.10 Tax Matters.

(a) CCE has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted.

(b) CCE has paid, or adequately reserved against in CCE's Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them.

(c) To the best knowledge of CCE, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of CCE's tax returns.

(d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from CCE.

For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in CCE's Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

Section 4.11 Real Property. CCE does not own or lease any real property.